Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER RESULTS

July 29, 2011

July 29, 2011 — Chula Vista, California — First PacTrust Bancorp, Inc. (“Bancorp” or the “Company”) (Nasdaq: FPTB), the holding company for Pacific Trust Bank (“the Bank”), announced net income of $1.5 million or $0.16 per share for the quarter ended June 30, 2011 compared to a net loss of $2.7 million or ($0.65) loss per share for the prior year’s quarter ended June 30, 2010 and compared to net income of $693 thousand or $0.07 per share for the quarter ended March 31, 2011. During the second quarter 2011, the Bank’s cost of deposits declined to 0.74% from 0.80% cost of deposits during the first quarter 2011, a 5.0% reduction and declined by 0.52% as compared to 1.26% for the same quarter 2010, a 41% reduction. Total deposit balances grew by $51.5 million (8.1%) and $39.6 million (6.1%) for the three and six-month periods ended June 30, 2011, respectively. Total assets increased by $47.3 million (5.7%) and $20.6 million (2.4%) for the three and six-month periods ended June 30, 2011. The increase was partly due to growth in earning assets, including a $924 thousand increase an investment securities during the quarter ended June 30, 2011 and a $9.8 million increase in investment securities for the six-months ended June 30, 2011. For the quarter and six-months ended June 30, 2011, net loans declined $6.3 million and $1.3 million, respectively, due largely to higher than expected pre-payments and transfers of non-performing loans into OREO. Net of a $0.11 dividend paid on July 1, 2011, tangible book value per share declined from $13.98 to $13.91 per share between December 31, 2010 and June 30, 2011.

Non-performing loans decreased by $13.4 million or 48.4%, to $14.2 million as of June 30, 2011 when compared to $27.6 million as of March 31, 2011 or 1.6% and 3.3% of total assets, respectively. Non-performing loans declined by $5.7 million or 28.5% from $19.9 million as of December 31, 2010 to $14.2 million as of June 30, 2011. Total classified loans, defined as loans rated Loss, Doubtful or Substandard, declined by $7.6 million or 17.6%, from $43.1 million as of December 13, 2010, to $35.5 million as of June 30, 2011. Loans delinquent 60 - 89 days decreased $2.0 million during the three months ended June 30, 2011, and declined by $6.0 million or 59.9% from $9.9 million, to $3.9 million during the six months ended June 30, 2011. OREO increased $8.6 million to $15.0 million as of June 30, 2011 when compared to $6.4 million as of March 31, 2011 or 1.7% and 0.8% of total assets, respectively. This increase is related to active resolution of the Bank’s problem assets. As of June 30, 2011 the Company’s OREO balances totaled $15.0 million (1.7% of assets), compared to $6.6 million (0.8% of assets) as of December 31, 2010, an $8.4 million or 128.8% increase, which included $12.7 million in additions to OREO and $4.3 million in dispositions of OREO. As a result of the OREO increase, total nonperforming assets increased by $3.8 million or 10.5% from $26.5 million (3.1% of assets) as of December 31, 2010 to $29.3 million (3.4% of assets) on June 30, 2011.

“During the second quarter of 2011 the Bank continued on its transformational journey to drive enhanced financial performance and shareholder value through the development of a high quality community banking franchise. In connection with these efforts, we announced the acquisition of Gateway Bancorp and its banking subsidiary, Gateway Business Bank, which provides us entry into Los Angeles and Orange Counties through Gateway’s Lakewood, CA and Laguna Hills, CA branches, as well as 22 mortgage loan origination offices throughout the West Coast. We continue to focus on organic growth and opened our San Marcos branch while also announcing our intent to open branches in Santa Monica and Century City, CA. Our Commercial Real Estate lending group began funding loans this quarter, generating $21.3 million in new production with an average note rate of 5.75%, while our single-family mortgage lending group generated $10.5 million at an average note rate of 5.05%. We made excellent progress in reducing delinquencies and moving non-performing assets through the resolution process and expect continued progress in future periods. In addition, we raised $26 million in new capital to fund future growth initiatives. I am particularly impressed with the progress made by our retail banking division where we reported continued improvement in the volume, cost and mix of our deposits. This included strong growth in transaction account units, increased sales per office and continued reduction in our cost of deposits. We also added a Chief Financial Officer to the Company’s leadership team. While broader markets continue to be challenged, we believe that our investment in people, combined with our strong capital position and continued focus on the development of a strong and capable balance sheet and community banking franchise leave us well-positioned to benefit from emerging opportunities in the California banking market,” said Gregory Mitchell, Bancorp President and CEO.

Second quarter earnings were impacted by $1.12 million pre-tax gain-on-sale of investment securities and by $244 thousand in professional fees associated with acquisition and other activities, which we consider non-core. The net effect of these non-core items was an increase in our after-tax EPS and provided Bancorp’s common shareholders with an additional $0.06 per share in earnings in the second quarter of 2011. Excluding these non-core items, Bancorp earned $1.0 million, or $0.10 per share for the quarter ended June 30, 2011.

Bancorp’s Board of Directors declared our quarterly dividend of $0.11 per share. This dividend was paid on July 1, 2011.

SECOND QUARTER 2011 HIGHLIGHTS:

Earnings Fundamentals

Bancorp’s net interest margin declined marginally from 3.63% during the quarter ending March 31, 2011, to 3.56% for the quarter ended June 30, 2011. Continued improvement in the Bank’s liability mix and cost of deposits resulted in a 12 basis point reduction in our cost of funds from 1.00% during the quarter ending March 31, 2011 to 0.88% during the quarter ending June 30, 2011. The cost of deposits improved by 6 basis point (7.5%) falling from 0.80% at March 31, 2011 to 0.74% at June 30, 2011. The improvement in cost of funds was offset by a 16 basis point reduction in the average yield on the Bank’s earnings assets due in part to a decline of 1.73% in the yield on securities from 7.10% during the first quarter 2011 to 5.37% during the second quarter 2011 as the Company proactively sold classified securities that may have been subjected to further downgrades by rating agencies. Proceeds from these sales, and other excess liquidity was invested into shorter term, liquid securities. The Company also experienced a 0.04% decline in loan yields from 4.56% during the first quarter 2011 to 4.52% in the second quarter 2011 as our adjustable rate loans re-priced and the Company recorded the impact of net reversal of accrued interest on loans that had become delinquent by more than 90 days. The Company anticipates continued reductions in the Bank’s cost of funds related to the maturity of higher yielding FHLB advances and certificates of deposit. In addition, the Bank anticipates higher levels of interest income from new lending initiatives which began funding during the second quarter 2011, as well as the conversion of non-earning assets and recovery of previously reversed interest income on loans that were delinquent more than 90 days. Allowances for loan losses remained adequate in the second quarter of 2011. The strong level of available allowances at December 31, 2010 combined with further improvement in the Bank’s core loan portfolio allowed the Bank to absorb additional charges during the period. Notwithstanding credit metrics, the Bank added $451,000 to its provision for loan losses related to increased volume of CRE loans. Non-interest income improved slightly as a result of improvements in the Bank’s retail banking operations and further benefited from a $1.1 million gain on sale of securities with a book value of $10.6 million. Salaries and employee benefits increased consistent with the Company’s restructuring plan, as the Bank hired new officers, producers, and support personnel to execute its business strategy. The Company also had acquisition-related and other non-core expenses of $244 thousand. Non-interest expenses included $646 thousand of additional OREO expenses.

Asset Quality:

•	Non-performing loans decreased by $13.4 million or 48.5%, to $14.2 million as of June 30, 2011 when compared to $27.6 million as of March 31, 2011 or 1.6% and 3.3% of total assets, respectively.

•

OREO increased $8.6 million to $15.0 million as of June 30, 2011 when compared to $6.4 million as of March 31, 2011 or 1.7% and 0.8% of total assets, respectively. This increase was planned and related to active resolution of the Bank’s problem assets.

•

Allowance for loan losses declined from $11.9 million, or 1.8% of loans as of March 31, 2011, to $8.4 million or 1.2% of loans as of June 30, 2011. The reduction in the allowance largely resulted from the Bank recording charge-offs on problem loans totaling $5.0 million during the period. The June 30, 2011 balance includes $1.3 million allocated to non-performing loans and loans subject to troubled debt restructurings, and also includes $7.1 million serving as a general reserve for loan losses.

•	Levels of loans delinquent 60 – 89 days and other classified assets continued to decline during the second quarter.

Balance sheet and liquidity

•

Loans, net of allowance, totaled $672 million at June 30, 2011, compared to $678 million at December 31, 2010 and $671 million at March 31, 2011. Lending activity during the second quarter increased to $31.9 million compared to $8.0 million in the first quarter as the Bank launched its commercial real estate loan programs and activity increased from the Bank’s re-launched residential lending programs. Both lending platforms are expected to gain momentum during the second half of 2011. The average note rate on loans funded in the second quarter was 5.51%. During the second quarter of 2011, the Bank sold two non-performing loans representing $5.1 million in book value to Bancorp as part of the Company’s efforts to reduce the levels of classified and non-performing assets held at the Bank. The Company is actively pursuing appropriate resolutions for all transferred assets.

•

Securities available-for-sale at June 30, 2011 totaled $74.6 million compared to $64.8 million as of December 31, 2010 and $73.7 million as of March 31, 2011. Late in the second quarter, the Company sold all classified securities transferred to Bancorp in the first quarter 2011 for a pre-tax gain of $1.1 million. The sale was driven by the threat of further downgrades by rating agencies on these securities which could have impaired Bancorp’s ability to sell the securities at a reasonable price when it required the liquidity. The Bank purchased a similar amount of new securities. The yields were lower than those sold. Also at the end of the second quarter, the Bank sold to Bancorp a classified security with a book value of $1 million at a market value of $1 million. The small gain at the Bank was eliminated in the Company’s consolidated earnings. While these securities continue to perform well and have no indication of impairment, the assets maintained credit ratings below investment grade and were sold or transferred to the Company in an effort to further improve the Bank’s regulatory asset quality ratios.

•

Total deposits increased from $646.3 million as of December 31, 2010 to $685.9 million at June 30, 2011. The opening of the La Jolla branch accounted for $24 million of this growth. Total core deposits (total deposits less CDs) increased by $14.7 million (5.4%) to $289.1 million at June 30, 2011, compared to $274.4 million at December 31, 2010. The Bank opened its newest branch in San Marcos, California on June 20, 2011. The Bank has received approval to open its two Los Angeles county branches, Santa Monica and Century City, which are anticipated to open during the latter half of 2011.

•

FHLB advances at June 30, 2011 were $30.0 million, a decrease of $45.0 million from $75.0 million at December 31, 2010, due to the repayment of advances during the first six months of the year. $10.0 million of the remaining advances, with an average cost of funds of 3.81%, matured in July 2011 and were repaid with cash equivalents on hand. The remaining $20 million matures in 2012, with an average cost of 1.76%.

Operating results

•

Net income of $1.5 million for the second quarter compared to $693 thousand for the first quarter of 2011. When adjusted for non-core items, earnings for the second quarter were $1.0 million, or $0.10 per share.

•

Bancorp’s subsidiary, Pacific Trust Bank, earned net income of $1.0 million for the second quarter, or 0.12% of average assets on an annualized basis. The Bank reported second quarter Tier-1, Tier-1 Risk Based and Total Risk-Based capital ratios of 11.55%, 16.03% and 17.18% as of June 30, 2011, respectively, leaving it “well capitalized.”

Other Events

•	On May 6, 2011 the Company’s and the Bank’s management team was supplemented with the addition of Marangal (“Marito”) Domingo, EVP and Chief Financial Officer.

•	On May 27, 2011, the Company announced the appointment of Gregory Mitchell as President and CEO of Pacific Trust Bank and the retirement of Hans Ganz.

•	On June 6, 2011, the Company announced the acquisition of Gateway Bancorp and its banking subsidiary Gateway Business Bank for cash consideration of $17 million.

•	On June 20, 2011, the Company opened a new branch location in San Marcos, California.

•

On June 28, 2011, the Company announced it raised an additional $26 million, net, in common equity. The equity was raised at a price of $15.50 per share and resulted in the issuance of 1,583,641 shares of the Company’s common stock.

•	On July 1, 2011, Bancorp paid a $0.11 cash dividend to shareholders of record as of June 10, 2011. The dividend payment represented a $0.005 increase from the prior quarter.

•	On July 20, 2011, the OTS approved the Bank’s application to open branches in Santa Monica, CA and Century City, CA branches.

CONFERENCE CALL INFORMATION

First PacTrust Bancorp, Inc. will host an earnings conference call at 1:00 (PST) on August 1, 2011, to discuss second quarter 2011 results as well as other matters. To access the conference call, please dial (866) 509-2785. The related presentation slides in PDF format will be available in the Annual Reports & Presentations section of the Company’s Investor Relations Web site at www.firstpactrustbancorp.com.

For those unable to participate in the conference call, a recording of the call will be archived on the investor relations page of First PacTrust Bancorp’s website at www.firstpactrustbancorp.com for 90 days following the presentation.

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank provides a full range of banking products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution.

The financial institution began operations in 1941 and has since grown to $863 million assets as of June 30, 2011. Pacific Trust Bank is now the largest federally chartered community bank headquartered in San Diego County, currently with 11 offices primarily serving San Diego and Riverside counties. The Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network

Additional information concerning First PacTrust Bancorp, Inc. can be accessed at www.firstpactrustbancorp.com.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

SELECTED DETAIL ON CHANGES IN LOAN QUALITY AND RISK

Non-performing Loans. The following table is a summary of our nonperforming assets, net of specific valuation allowances, at June 30, 2011 and December 31, 2010 (dollars in thousands):

	At December 31, 2010	Increases(2)	Decreases(3)	At June 30, 2011
Nonperforming loans(1)
Commercial:
Commercial and industrial	$—	$—	$—	$—
Real estate mortgage	—	—	—	—
Multi-family	—	3,677	(400)	3,277
Real estate construction	—	—	—	—
Land	7,581	2,702	(6,080)	4,203
Consumer:
Real estate 1-4 family first mortgage and green	12,330	14,084	(19,655)	6,759
Real estate 1-4 family junior lien mortgage and green	—	67	(67)	—
Other revolving credit and installment	2	994	(996)	1

Total nonperforming loans	$19,913	$21,524	$(27,198)	$14,240
Other real estate owned	$6,562	$12,720	$(4,263)	$15,018

Total nonperforming assets	$26,475	$34,244	$(31,461)	$29,258

Ratios
Nonperforming loans, net of specific valuation allowances, to total gross loans	2.88%			2.10%
Nonperforming assets, net of specific valuation allowances, to total gross loans	3.83%			4.31%

(1)	The Company ceases accruing interest, and therefore classifies as nonperforming, any loan as to which principal or interest has been in default for a period of greater than 90 days, or if repayment in full of interest or principal is not expected. Nonperforming loans exclude loans that have been restructured and remain on accruing status. At June 30, 2011, net nonperforming loans totaled $14.2 million, net of specific valuation allowances of $276 thousand. At December 31, 2010, net nonperforming loans totaled $19.9 million, net of specific valuation allowances of $1.2 million.
(2)	Increases in nonperforming loans are attributable to loans where we have discontinued the accrual of interest at some point during the quarter ended June 30, 2011. Increases in other real estate owned represent the value of properties that have been foreclosed upon during the quarter ended June 30, 2011.
(3)	Decreases in nonperforming loans are primarily attributable to payments we have collected from borrowers, charge-offs of recorded balances and transfers of balances to other real estate owned during 2011. Decreases in other real estate owned represent either the sale, disposition or valuation adjustment on properties which had previously been foreclosed upon.

Troubled Debt Restructured Loans (TDRs). As of June 30, 2011 the Company had 32 loans with an aggregate balance of $21.9 million, net of specific valuation allowances, classified as TDR compared to $23.1 million at December 31, 2010. Specific valuation allowances totaling $745.9 thousand (net of $2.8 million previously charged off) have been established for these loans as of June 30, 2011 compared to $3.1 million at December 31, 2010. When a loan becomes a TDR the Company ceases accruing interest, recognizes principal and interest payments on a cash basis and classifies it as non-accrual until the borrower has made at least six consecutive payments and in certain instances twelve consecutive payments under the modified terms. Of the 32 loans classified as TDR, 24 loans totaling $13.2 million are performing under their modified terms (defined as less than 90 days delinquent). Two TDR loans totaling $1.9 million were recently restructured and have not been required to make their first payment as of June 30, 2011. Of the performing TDRs, $6.8 million have been paying as agreed for more than six months and are on accrual status while $8.3 million are performing and earning interest on a cash basis but are classified non-accrual because the borrower has yet to make six consecutive payments under the modified agreement. Six TDR loans with an aggregate balance of $6.7 million are “nonperforming” (defined as over 90 days delinquent). Nonperforming TDR loans consist of one Green loan with an aggregate balance of $1.0 million secured by a one- to four-family property, three loans totaling $2.2 million secured by land, one loan with an aggregate balance of $3.3 million secured by multi-family residences, and one loan totaling $205.0 thousand secured by single family residences. These loans will either return to a performing TDR status or move through the Bank’s normal collection process for non-performing loans.

The following table presents the seasoning of the Bank’s performing restructured loans, their effective balance (principal balance minus specific valuation allowances charged-off), and their weighted average interest rates (dollars in thousands):

Performing Restructured Loans As of June 30, 2011
Payments	# of loans	Book Value	Average Loan Size	Weighted Average Interest Rate
	(Dollars in Thousands)
1 Payment	2	$688	$344	10.53%
2 Payments	—	—	—	—
3 Payments	—	—	—	—
4 Payments	—	—	—	—
5 Payments	—	—	—	—
6 Payments	2	2,716	1,358	4.67
7 Payments	—	—	—	—
8 Payments	1	415	415	6.87
9 Payments	—	—	—	—
10 Payments	3	3,293	1,098	5.93
11 Payments	1	320	320	5.60
12 Payments	15	5,802	387	5.34

Total	24	$13,234	$509	5.68%

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except per share data)

	June 30, 2011	December 31, 2010
ASSETS
Cash and due from banks	$5,447	$5,371
Interest-bearing deposits	55,592	53,729
Total cash and cash equivalents	61,039	59,100
Interest-bearing deposit in other financial institution	—	—
Securities available-for sale	74,613	64,790
Federal Home Loan Bank stock, at cost	7,650	8,323
Loans, net of allowance of $8,431 at June 30, 2011 and $14,637 at December 31, 2010	671,905	678,175
Accrued interest receivable	3,466	3,531
Real estate owned, net	15,019	6,562
Premises and equipment, net	8,716	6,344
Bank owned life insurance investment	18,295	18,151
Prepaid FDIC assessment	2,781	3,521
Other assets	18,782	13,124

Total assets	$882,266	$861,621

LIABILITIES
Deposits:
Noninterest-bearing	$21,702	$15,171
Interest-bearing	45,943	44,860
Money market accounts	85,973	89,708
Savings accounts	135,438	124,620
Certificate of deposit	396,878	371,949

Total deposits	685,934	646,308
Advances from Federal Home Loan Bank	30,000	75,000
Accrued expenses and other liabilities	5,857	4,304

Total liabilities	721,791	725,612
Commitments and contingent liabilities	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value per share, $1,000 per share liquidation preference, 50,000,000 shares authorized	—	—
Common stock, $0.1 per value per share, 200,000,000 shares authorized; 11,654,391 shares issued and 10,483,911 shares outstanding at June 30, 2011; 9,863,390 shares issued and 8,693,228 shares outstanding at December 31, 2010 outstanding at December 31, 2010	117	99
Class B non-voting, non-convertible Common stock, $.01 par value per share, 2,836,156 shares authorized; 1,036,156 shares issued and outstanding at June 30, 2010 and December 31, 2010	10	10
Additional paid-in capital	145,421	119,998
Additional paid-in-capital warrants	3,172	3,172
Retained earnings	35,928	35,773
Treasury stock, at cost (June 30, 2011 – 1,154,950 shares, December 31, 2010 – 1,170,162 shares)	(24,806)	(25,135)
Unearned Employee Stock Ownership Plan (ESOP) shares (June 30, 2011– 21,160 shares, December 31, 2010 – 42,320 shares)	(254)	(507)
Accumulated other comprehensive income	887	2,599
Total shareholders’ equity	160,475	136,009

Total liabilities and shareholders’ equity	$882,266	$861,621

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$7,513	$8,638	$15,179	$17,803
Securities:	1,002	1,287	2,246	2,616
Dividends and other interest-earning assets	67	65	106	89

Total interest and dividend income	8,582	9,990	17,531	20,508

Interest expense:
Savings	97	245	187	487
NOW	16	31	32	63
Money Market	61	171	127	343
Certificates of deposit	1,049	1,713	2,154	3,558
Federal Home Loan Bank advances	351	805	868	1,693

Total interest expense	1,574	2,965	3,368	6,144

Net interest income	7,008	7,025	14,163	14,364
Provision for loans losses	451	5,634	451	7,848

Net interest income after provision for loan losses	6,557	1,391	13,712	6,516
Noninterest income:
Customer services fees	373	345	711	659
Mortgage loan prepayment penalties	26	—	26	—
Income from bank owned life insurance	80	61	144	108
Other	38	(42)	84	(36)
Net gain on sale of securities	1,118	—	1,437	—

Total noninterest income	1,635	364	2,402	731

Noninterest expense:
Salaries and employee benefits	2,856	1,536	6,237	3,164
Occupancy and equipment	532	461	1,196	949
Advertising	51	50	111	160
Professional fees	414	141	749	309
Stationary paper, supplies, and postage	116	94	231	180
Data processing	323	289	616	569
ATM costs	78	77	142	150
FDIC expense	392	401	775	781
Loan serving and foreclosure	532	198	456	766
Operating loss on equity and investment	78	90	156	172
OREO-valuation allowance	137	1,028	558	1,028
Loss on sale of OREO	51	320	819	320
Other general and administrative	439	240	769	636

Total noninterest expense	5,999	4,925	12,815	9,184

Income/(loss) before income taxes	2,193	(3,170)	3,299	(1,937)
Income tax expense (benefit)	644	(713)	1,057	(354)

Net Income/(loss)	1,549	(2,457)	2,242	(1,583)
Preferred stock dividends	—	251	—	501
Net income (loss) available to common stockholders	$1,549	$(2,708)	$2,242	$(2,084)

Basic earnings/(loss) per share	$0.16	($0.65)	$0.23	($.50)

Diluted earnings/(loss) per share	$0.16	($0.65)	$0.23	($.50)

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Amounts in thousands, except share and per share data)

	3 months ended June 30, 2011			3 months ended June 30, 2010
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans receivable (1)	$665,516	$7,513	4.52%	$720,399	$8,638	4.80%
Securities	74,585	1,002	5.37%	67,037	1,287	7.68%
Other interest-earning assets	46,859	67	0.57%	43,845	65	0.59%

Total interest-earning assets	786,960	8,582	4.36%	831,281	9,990	4.80%

Non-interest earning assets	64,078			61,096

Total assets	$851,038			$892,377

Interest-bearing liabilities:
NOW	$64,306	$16	0.10%	$57,399	$31	0.22%
Money Market	88,442	61	0.28%	86,574	171	0.79%
Savings	134,927	97	0.29%	125,678	245	0.78%
Certificate of deposit	372,970	1,049	1.13%	414,844	1,713	1.65%
FHLB advances	48,737	351	2.88%	104,286	805	3.09%

Total interest-bearing liabilities	709,382	1,574	0.88%	788,781	2,965	1.52%

Non-interest-bearing liabilities	4,507			4,602
Total liabilities	713,889			793,383
Equity	137,149			98,994

Total liabilities and equity	$851,038			$892,377

Net interest/spread		$7,008	3.48%		$7,025	3.28%

Margin			3.56%			3.38%
Ratio of interest-earning assets to interest-bearing liabilities	110.94%			105.39%

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Amounts in thousands, except share and per share data)

(dollars in thousands)	6 months ended June 30, 2011			6 months ended June 30, 2010
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans receivable (1)	$668,524	$15,179	4.54%	$727,946	$17,803	4.89%
Securities	73,121	2,246	6.14%	61,428	2,616	8.52%
Other interest-earning assets	46,901	106	0.45%	40,890	89	0.44%

Total interest-earning assets	788,546	17,531	4.44%	830,264	20,508	4.94%

Non-interest earning assets	63,257			60,770

Total assets	$851,803			$891,034

Interest-bearing liabilities:
NOW	$62,742	$32	0.10%	$56,100	$63	0.22%
Money Market	88,777	127	0.29%	85,777	343	0.80%
Savings	131,713	187	0.28%	123,599	487	0.79%
Certificate of deposit	365,620	2,154	1.18%	410,966	3,558	1.73%
FHLB advances	60,000	868	2.89%	110,939	1,693	3.05%

Total interest-bearing liabilities	708,852	3,368	.96%	787,381	6,144	1.56%

Non-interest-bearing liabilities	5,865			4,907
Total liabilities	714,717			792,288
Equity	137,086			98,746

Total liabilities and equity	$851,803			$891,034

Net interest/spread		$14,163	3.48%		$14,364	3.38%

Margin			3.59%			3.46%
Ratio of interest-earning assets to interest-bearing liabilities	111.24%			105.45%

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.

SELECTED QUARTERLY FINANCIAL DATA

(Amounts in thousands, except share and per share data)

	June 2011	March 2011	December 2010	September 2010	June 2010
Balance sheet data, at quarter end:
Total assets	$882,266	$834,983	$861,621	$862,713	$881,491
Total gross loans	678,777	680,720	690,988	704,701	723,552
Allowance for loan losses	(8,431)	(11,905)	(14,637)	(17,560)	(17,697)
Securities	74,613	73,689	64,790	71,194	70,452
Noninterest-bearing deposits	21,702	18,066	15,171	15,599	15,325
Total deposits	685,934	634,410	646,308	684,788	682,405
FHLB advances and other borrowings	30,000	60,000	75,000	75,000	100,000
Total stockholders’ equity	160,475	135,650	136,009	98,867	96,413

Balance sheet data, quarterly averages:
Total assets	$851,038	$851,254	$872,567	$869,034	$892,377
Total loans	665,516	672,491	685,890	696,844	720,399
Securities	74,585	70,073	63,830	67,183	67,037
Total earning assets	786,960	788,934	809,180	804,325	831,281
Total deposits	660,645	639,387	668,165	683,988	684,495
Advances from FHLB and other borrowings	48,737	68,750	75,000	81,250	104,286
Total stockholders’ equity	137,149	135,957	122,530	97,847	98,994

Statement of operations data, for the three months ended:
Interest income	$8,582	$8,949	$9,798	$10,638	$9,990
Interest expense	1,574	1,794	2,145	2,499	2,965

Net interest income	7,008	7,155	7,653	8,139	7,025
Provision for loan losses	451	—	328	781	5,634

Net interest income (loss) after provision for loan losses	6,557	7,155	7,325	7,358	1,391
Noninterest income	1,635	767	3,694	454	364
Noninterest expense	5,999	6,816	9,187	3,846	4,925

Income (loss) before taxes	2,193	1,106	1,832	3,966	(3,170)
Income tax expense (benefit)	644	413	456	934	(713)
Preferred dividends and accretion	—	—	207	251	251

Net income (loss) available to common stockholders	$1,549	$693	$1,169	$2,781	$(2,708)

Profitability and other ratios:
Return on avg. assets (1)	0.73%	0.33%	0.63%	1.40%	(1.10%)
Return on avg. equity (1)	4.52	2.04	4.49	12.39	(10.01)
Net interest margin (1)	3.56	3.63	3.78	4.05	3.38
Noninterest income to total revenue (2)	18.92	9.68	27.38	4.09	3.52
Noninterest income to avg. assets (1)	0.77	0.36	1.69	0.21	0.16
Noninterest exp. to avg. assets (1)	0.70	0.80	1.05	0.44	0.55
Efficiency ratio (3)	69.41	86.04	80.96	44.76	66.65
Avg. loans to average deposits	100.74	105.18	102.65	101.88	104.86
Securities to total assets	8.45	8.83	7.52	8.25	7.99
Average interest-earning assets to average interest-bearing liabilities	110.94%	111.41%	108.88%	105.11%	105.11%

Asset quality information and ratios:
Nonperforming assets (4):
Nonperforming loans	$14,240	$27,618	$19,913	$21,972	$29,162
Other real estate owned (OREO)	15,018	6,433	6,562	7,790	8,342

Totals	$29,258	$34,051	$26,475	$29,762	$37,504

Net loan charge-offs	$3,924	$2,733	$3,251	$917	$2,050
Allowance for loan losses to nonaccrual loans, net	38.21%	38.75%	41.34%	46.03%	40.22%
As a percentage of total loans:
Allowance for loan losses	1.24	1.75	2.12	2.49	2.45
Nonperforming assets to total loans and OREO	4.22	4.96	3.80	4.18	5.12
Nonperforming assets to total assets	3.32%	4.08%	3.07%	3.45%	4.25%

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Amounts in thousands, except share and per share data)

Interest rates and yields:
Loans	4.52%	4.56%	4.94%	5.26%	4.81%
Securities	5.37	7.10	7.12	7.19	7.24
Total earning assets	4.36	4.52	4.84	5.28	4.80
Total deposits, including non-interest bearing	0.74	0.80	0.94	1.12	1.26
FHLB advances and other borrowings	2.88	3.01	3.04	2.91	3.07
Total deposits and interest-bearing liabilities	0.88	1.00	1.16	1.32	1.48
Capital ratios:
Stockholders’ equity to total assets	18.2	16.3	15.8	11.5	10.9
Tier one risk-based (5)	16.0	16.0	14.9	12.9	12.1
Total risk-based (5)	17.2%	17.3%	16.2%	14.2%	13.4%

(dollars in thousands, except per share data)	June 2011	March 2011	December 2010	September 2010	June 2010
Per share data:
Earnings (loss) — basic	$0.16	$0.07	$0.15	$0.66	$(0.65)
Earnings (loss) — diluted	0.16	0.07	0.15	0.66	(0.65)
Book value per common share at quarter end (6)	13.91	13.94	13.98	18.79	18.21
Weighted avg. common shares — basic	9,753,153	9,661,447	7,826,916	4,202,533	4,191,665
Weighted avg. common shares — diluted	9,785,203	9,665,273	7,827,164	4,202,533	4,191,665
Common shares outstanding	11,520,067	9,729,066	9,729,384	4,243,884	4,244,184
Investor information:
Closing sales price	$14.86	$15.91	$13.27	$10.70	$8.00
High closing sales price during quarter	16.61	16.59	13.27	10.70	10.30
Low closing sales price during quarter	$13.93	$13.53	$10.45	$7.21	$7.12
Risk-weighted assets	621,339	613,827	641,205	651,918	665,590
Total assets per full-time equivalent employee	7,173	7,180	9,070	8,714	8,728
Annualized revenues per full-time equivalent employee	281.1	272.5	477.8	347.2	292.6
Number of employees (full-time equivalent)	123.0	116.3	95.0	99.0	101.0

(1)	Ratios are presented on an annualized basis.
(2)	Total revenue is equal to the sum of net interest income and noninterest income.
(3)	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Balances are net of specific valuation allowances.
(5)	Capital ratios are for Pacific Trust Bank and are defined as follows:

a.	Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk- weighted assets.

b.	Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

(6)	Book value per share computed by dividing total stockholders’ equity less TARP related equity (if applicable) by common shares outstanding.